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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                      First Robinson Financial Corporation
         --------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock,_$0.01 par value
   --------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   336188-10-7
                          -----------------------------
                                 (CUSIP Number)


                                December 31, 2003
                  --------------------------------------------
              Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP No. 336188-10-7                 13G                  Page 2 of 8 Pages
-------------------------                                  ---------------------


---------- ---------------------------------------------------------------------

    1.      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            First Robinson Savings Bank, N.A. 401(k) Retirement Savings Plan
            IRS I.D. No. 37-0867684
---------- ---------------------------------------------------------------------

    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]

                                                               (b) [X]
---------- ---------------------------------------------------------------------

    3.      SEC USE ONLY

---------- ---------------------------------------------------------------------

    4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                Not applicable
---------- ---------------------------------------------------------------------

                         5.     SOLE VOTING POWER
      NUMBER OF
       SHARES                        0
    BENEFICIALLY     --------- -------------------------------------------------
      OWNED BY
        EACH             6.     SHARED VOTING POWER
      REPORTING
       PERSON                        34,086
        WITH         --------- -------------------------------------------------

                         7.     SOLE DISPOSITIVE POWER

                                     0
                     --------- -------------------------------------------------

                         8.     SHARED DISPOSITIVE POWER

                                     34,086
---------- ---------------------------------------------------------------------

    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            34,086
---------- ---------------------------------------------------------------------

   10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES
            |_|
---------- ---------------------------------------------------------------------

   11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            6.6%

---------- ---------------------------------------------------------------------

   12.      TYPE OF REPORTING PERSON
                                     EP
---------- ---------------------------------------------------------------------

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  CUSIP No. 336188-10-7                 13G                  Page 3 of 8 Pages
-------------------------                                  ---------------------


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    1.      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            First Robinson Financial Corporation Employee Stock Ownership Plan IRS I.D. No. 36-4162718
---------- ---------------------------------------------------------------------

    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]

                                                               (b) [X]
---------- ---------------------------------------------------------------------

    3.      SEC USE ONLY

---------- ---------------------------------------------------------------------

    4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                Not applicable
---------- ---------------------------------------------------------------------

                         5.     SOLE VOTING POWER
      NUMBER OF
       SHARES                        23,869
    BENEFICIALLY     --------- -------------------------------------------------
      OWNED BY
        EACH             6.     SHARED VOTING POWER
      REPORTING
       PERSON                        41,285
        WITH         --------- -------------------------------------------------

                         7.     SOLE DISPOSITIVE POWER

                                     65,154
                     --------- -------------------------------------------------

                         8.     SHARED DISPOSITIVE POWER

                                     0
---------- ---------------------------------------------------------------------

    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            65,154
---------- ---------------------------------------------------------------------

   10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES
            |_|
---------- ---------------------------------------------------------------------

   11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            12.6%

---------- ---------------------------------------------------------------------

   12.      TYPE OF REPORTING PERSON
                                     EP
---------- ---------------------------------------------------------------------

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  CUSIP No. 336188-10-7                 13G                  Page 4 of 8 Pages
-------------------------                                  ---------------------


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    1.      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            First Bankers Trust Company, N.A.
            IRS I.D. No. 37-0622729
---------- ---------------------------------------------------------------------

    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]

                                                               (b) [X]
---------- ---------------------------------------------------------------------

    3.      SEC USE ONLY

---------- ---------------------------------------------------------------------

    4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                United States of America
---------- ---------------------------------------------------------------------

                         5.     SOLE VOTING POWER
      NUMBER OF
       SHARES                        23,869
    BENEFICIALLY     --------- -------------------------------------------------
      OWNED BY
        EACH             6.     SHARED VOTING POWER
      REPORTING
       PERSON                        75,371
        WITH         --------- -------------------------------------------------

                         7.     SOLE DISPOSITIVE POWER

                                     65,154
                     --------- -------------------------------------------------

                         8.     SHARED DISPOSITIVE POWER

                                     34,086
---------- ---------------------------------------------------------------------

    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            99,240
---------- ---------------------------------------------------------------------

   10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES
            |_|
---------- ---------------------------------------------------------------------

   11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            19.2%

---------- ---------------------------------------------------------------------

   12.      TYPE OF REPORTING PERSON
                                     BK
---------- ---------------------------------------------------------------------

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  CUSIP No. 336188-10-7                 13G                  Page 5 of 8 Pages
-------------------------                                  ---------------------


Item 1(a)    Name of Issuer:   First Robinson Financial Corporation

      (b)    Address of Issuer's Principal Executive Offices:
                       501 E. Main Street
                       P.O. Box 8598
                       Robinson, Illinois 62454

Item 2(a)    Name of Person Filing:
                       First Robinson Savings Bank N.A. 401(k) Retirement Savings Plan ("401(k)")
                       First Robinson Financial Corporation Employee Stock Ownership Plan ("ESOP")
                       First Bankers Trust Company, N.A. (the "Trustee"), the trustee of The ESOP.

Item 2(b)    Address of Principal Business Office:
                       The business address of the 401(k) and ESOP is:
                       501 E. Main
                       P.O. Box 8598
                       Robinson, Illinois 62454

                       The business address of the Trustee is:
                       Broadway at 12th Street
                       Quincy, Illinois 62301-3566

Item 2(c)    Citizenship:
                       The Trustee is a national bank organized under the laws of the United States.

      (d)    Title of Class of Securities:
                      Common Stock, par value $0.01 per share

      (e)    CUSIP Number:
                      36188-10-7

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

             (a)    [__]    Broker or dealer registered under Section 15 of the
                            Exchange Act;

             (b)    [__]    Bank as defined in Section 3(a)(6) of the Exchange
                            Act;

             (c)    [__]    Insurance company as defined in Section 3(a)(19) of
                            the Exchange Act;

             (d)    [__]    Investment company registered under Section 8 of the
                            Investment Company Act;

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  CUSIP No. 336188-10-7                 13G                  Page 6 of 8 Pages
-------------------------                                  ---------------------


             (e)    [__]    An investment adviser in accordance with Rule
                            13d-1(b)(1)(ii)(E);

             (f)    [X]     An employee benefit plan or endowment fund in
                            accordance with Rule 13d-1(b)(1)(ii)(F);

             (g)    [__]    A parent holding company or control person in
                            accordance with Rule 13d-1(b)(ii)(G);

             (h)    [__]    A savings association as defined in Section 3(b) of
                            the Federal Deposit Insurance Act;

             (i)    [__]    A church plan that is excluded from the definition
                            of an investment company under Section 3(c)(14) of the Investment Company Act;

             (j)    [__]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

             If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Item 4  Ownership:

        (a)  Amount beneficially owned: 99,240 shares of common stock

        (b)  Percent of Class: 19.2%

        (c)  Number of shares as to which such person has:

             (i)    sole power to vote or to direct the vote: 23,869

             (ii)   shared power to vote or to direct the vote: 75,371

             (iii)  sole power to dispose or to direct the disposition of:
                    65,154

             (iv)   shared power to dispose or to direct the disposition of:
                    34,086

        The First Robinson Savings Bank, N.A. 401(k) Retirement Savings Plan is the tax qualified retirement plan of the bank. It holds 34,086 shares of Common Stock (6.6% of the outstanding shares). Pursuant to the 401(k), participants in the 401(k) are entitled to instruct the Trustee as to the voting and the disposition of the shares.

        The Trustee may be deemed to beneficially own the 34,086 shares held by the 401(k). However, the Trustee expressly disclaims beneficial ownership of all such shares.

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  CUSIP No. 336188-10-7                 13G                  Page 7 of 8 Pages
-------------------------                                  ---------------------


        The ESOP holds an aggregate of 65,154 shares of Common Stock (12.6% of the outstanding shares). 41,285 shares have been allocated to ESOP accounts and 23,869 are unallocated shares. Pursuant to the ESOP, participants in the ESOP are entitled to instruct the Trustee as to the voting of the shares allocated to their ESOP accounts. The ESOP has sole voting and dispositive power with respect to shares held by it which have not been allocated to participant accounts. On each issue with respect to which stockholders are entitled to vote, the Trustee is required to vote the shares held by the ESOP which have not been allocated to participant accounts in the manner directed under the ESOP.

        The Trustee may be deemed to beneficially own the 65,154 shares held by the ESOP. However, the Trustee expressly disclaims beneficial ownership of all such shares.


Item 5  Ownership of Five Percent or Less of a Class:
                            Not Applicable.

Item 6  Ownership of More than Five Percent on Behalf of Another Person:

        Each of the 401(k) Plan and ESOP Plan holds all of its shares of Common Stock on behalf of the participants in such plan. Dividends paid on shares of Common Stock which are held in participants' accounts are credited to their accounts. The proceeds from the sale of shares of Common Stock which are held in participants' accounts are likewise credited to their accounts. When a participant withdraws from a plan, the vested portion of the participant's account is distributed to the participant.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                            Not Applicable.

Item 8  Identification and Classification of Members of the Group:
                            See Item 4 above.

Item 9  Notice of Dissolution of Group:
                            Not Applicable.

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  CUSIP No. 336188-10-7                 13G                  Page 8 of 8 Pages
-------------------------                                  ---------------------


Item 10  Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 10th day of February, 2004

First Robinson Financial Corporation Employee Stock Ownership Plan

By:  First Bankers Trust Company, N.A. as Trustee
By:   /s/ Linda Shultz
      ----------------

Name: Linda Shultz
      ------------

Title: Trust Officer
       ------------------

First Bankers Trust Company, N.A.

By: /s/ Linda Shultz
    ------------------
Name:  Linda Shultz
      ----------------
Title:  Trust Officer
       ---------------